Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 16, 2009 (except for the last paragraph of Note 1 and for Note 18, as to which the date is December 3, 2009) with respect to the consolidated financial statements included in the Current Report of Sterling Construction Company, Inc. on Form 8-K dated December 3, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statement of Sterling Construction Company, Inc. on Form S-3 (File No. 333-152371, effective August 4, 2008) and Forms S-8 (File No. 333-88224, effective May 14, 2002, File No. 333-88228, effective May 14, 2002, and File No. 333-135666, effective July 10, 2006).
/s/ GRANT THORNTON LLP
Houston, Texas
December 3, 2009